                                                                      Exhibit 11

                                G&L Realty Corp
                       Computation of Per Share Earnings
                         Quarterly Report on Form 10-Q
                               September 30, 1998
                     (In thousands, except per share data)

                                                       Three Months Ended            Nine Months Ended
                                                          September 30,                 September 30,
                                                       ------------------            ------------------
                                                        1998        1997              1998        1997
                                                       ------      ------            ------      ------
Net Income                                             $2,434      $1,991            $7,397      $4,380

Less: Preferred Dividends
    10.25% Series A Cumulative Preferred                  958         958             2,874       1,469
    9.8% Series B Cumulative Preferred                    845        ----             2,535        ----
                                                       ------      ------            ------      ------
Net income available to                                $  631      $1,033            $1,988      $2,911
  common shareholders                                  ======      ======            ======      ======

Options outstanding                                       217         342               217         342
                                                       ======      ======            ======      ======
Weighted average exercise price                         14.61       11.85             14.61       11.85
                                                       ======      ======            ======      ======
Proceeds upon exercise of options                      $3,170      $4,053            $3,170      $4,053
                                                       ======      ======            ======      ======
Treasury stock shares                                     182         220               167         232
                                                       ======      ======            ======      ======
Common share equivalents                                   35         122                50         110

Average shares outstanding                              4,090       4,006             4,112       4,025
                                                       ------      ------            ------      ------
Total common and common
  share equivalents outstanding                         4,125       4,128             4,162       4,135
                                                       ======      ======            ======      ======

Per share earnings data:

  Basic                                                $ 0.15      $ 0.26            $ 0.48      $ 0.72

  Fully diluted                                        $ 0.15      $ 0.25            $ 0.48      $ 0.71
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